Exhibit 5.5

31st  July, 2013

Tronox Pigments Ltd.

Tronox Technical Center

3301 N.W. 150th Street

Oklahoma City, OK 73134

Re: Registration Statement on Form S-4

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as special Bahamian counsel to Tronox Finance LLC., a Delaware corporation (the “Issuer”), and Tronox Pigments Ltd., a Bahamian limited liability company (the “Bahamian Guarantor”), in connection with (i) the proposed issuance by the Issuer, in an exchange offer, of $900,000,000 aggregate principal amount of 6.375% Senior Secured Notes due 2020 (the “Exchange Notes”) and (ii) the Bahamian Guarantors’ proposed guarantee, along with the other guarantors under the Indentures (as defined below), of the Exchange Notes to be issued by the Issuer, in connection with an exchange offer to be made pursuant to a Registration Statement on Form S-4 (such Registration Statement, as supplemented or amended, is hereinafter referred to as the “Registration Statement”), to be filed with the Securities and Exchange Commission (the “Commission”) on or about June 5, 2013, under the Securities Act of 1933, as amended (the “Securities Act”). The obligations of the Issuer under the Exchange Notes will be guaranteed by the Bahamian Guarantor (the “Guarantee”), along with other guarantors. The Exchange Notes are to be issued pursuant to the Indenture, dated as of August 20, 2012 (the “Indenture”), among the Issuer and Wilmington Trust, National Association, as Trustee. The Guarantee is to be issued pursuant to a Notation of Guarantee, to be executed by the Bahamian Guarantor (the “Notation of Guarantee”).

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents, corporate records and other instruments (i) the Memorandum and Articles of Association and Certificate of Incorporation of the Bahamian Guarantor, (ii) written consents of the board of directors of the Bahamian Guarantor with respect to the Exchange Notes and the Guarantee, (iii) certificate of good standing from the Registrar General of the Commonwealth of The Bahamas (the “Good Standing Certificate”), (iv) the Registration Statement, (v) the Indenture and (viii) the Notation of Guarantee.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Bahamian Guarantor, representations by the Bahamian Guarantor’s non-Bahamian Counsel and the due authorization, execution and delivery of all documents by the parties thereto other than the Bahamian Guarantor. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Bahamian Guarantor and others. Our opinion in paragraph 1 below as to the valid existence of the Bahamian Guarantor is based on the Good Standing Certificate.

Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of any law except the laws of The Bahamas and the Bahamian case law decided thereunder. In addition, and without limiting the generality of the foregoing, we express no opinion as to compliance or non-compliance with: (i) the rules and regulations of the Financial Industry Regulatory Authority or the New York Stock Exchange (including any requirement thereunder to obtain any consent, approval, authorization order of, or qualification with, any governmental body or agency); (ii) fraudulent transfer and fraudulent conveyance laws and regulations; (iii) tax laws and regulations; (iv) laws and regulations of general application to the extent they provide for criminal prosecution (e.g., mail fraud and wire fraud statutes); (vi) New York statutes and ordinances, the administrative decisions, and the rules and regulations of counties, towns, municipalities, and special political subdivisions and other local or regional governmental authorities (whether created or enabled through legislative action at the federal, state, or regional level); or (vii) any judicial or administrative decisions to the extent they deal with any of the foregoing. We express no opinion regarding the enforceability of the Exchange Notes, Registration Statement and the Indentures (collectively the “Exchange Documents”) or any of the documents or agreements referenced therein.

Based upon and subject to the assumptions, qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that:

1.	The Bahamian Guarantor is a limited liability company and is duly formed, existing and in good standing under the laws of The Bahamas.

2.	The Bahamian Guarantor has the corporate power to enter into and perform its obligations under the Guarantee.

3.	The execution and delivery of the Notation of Guarantee has been duly authorized by the Bahamian Guarantor.

This opinion is limited to the specific issues addressed in paragraphs 1-3 above, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the present laws of The Bahamas be changed by legislative action, judicial decision or otherwise.

Where the phrase “to the best of our knowledge” appears in this opinion, it means that we are relying, with your consent, upon such certificates as we have deemed appropriate from the Issuer or the Bahamian Guarantor, as appropriate, and upon the actual conscious awareness of attorneys of our firm who have given substantive legal attention to matters on behalf of the Bahamian Guarantor in connection with the transactions covered hereby; however, we have not undertaken any independent investigation (including, without limitation, the review of any court file or indices) to determine the accuracy of any such statement, and no inference that we have any knowledge of any matters pertaining to such statement should be drawn from our representation of the Issuer and the Bahamian Guarantor.

Where statements in this opinion are qualified by the term “material” those statements involve judgments and opinions as to materiality or lack of materiality of any matter to the Issuer’s or the Bahamian Guarantors’ business, prospects, assets or financial condition which are entirely those of the Issuer’s or the Bahamian Guarantors’ and their respective officers and directors, after having been advised by us as to the legal effect and consequences of such matters.

This opinion is furnished to you in connection with the filing of the Registration Statement and in accordance with the requirements of item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act and is not to be used, circulated, quoted or otherwise relied upon for any other purpose, except that Kirkland & Ellis LLP may rely upon this opinion to the same extent as if it were an addressee hereof.

We hereby consent to the filing of this opinion with the commission as Exhibit 5.5 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Sincerely,

/s/ Higgs & Johnson

Higgs & Johnson